Exhibit 99.2

SWM ANNOUNCES CHANGES TO ASIAN RECONSTITUTED TOBACCO STRATEGY

ALPHARETTA, GA, February 2, 2011 – SWM (NYSE: SWM) today announced the re-alignment of investment priorities for its reconstituted tobacco leaf (RTL) business from the Philippines to China. SWM was recently notified by two of its customers of expected decreases in their RTL requirements for the next two to three years. As a result, SWM made the strategic decision to accelerate establishment of a domestic market position for RTL in China and suspend the project to add capacity in the Philippines.

During the past two months, significant advances have occurred towards creation of a joint venture to produce RTL in China, with final government approvals anticipated to be completed during the first quarter of 2011.  Following the construction and start-up of SWM’s China RTL joint venture that is now projected to occur in the first half of 2013, SWM will evaluate whether to reinitiate the Philippine project based on market conditions and customer requirements.  In the meantime, SWM will continue servicing existing global RTL demand from its facility in Spay, France.

The company believes decreased cigarette sales and down trading in Europe combined with a developing over-supply condition for tobacco leaf are the primary reasons for the anticipated reduction in RTL demand outside of China. According to Frédéric Villoutreix, Chairman of the Board and Chief Executive Officer, “Clearly, current market conditions are becoming volatile. In fact, the customers who have now signified to us lower needs were negotiating higher volume, multi-year contracts with SWM until recently. Although this fluctuation is sudden, it is a normal pattern of the cyclical tobacco leaf market.  We expect that in time tobacco leaf supply and pricing will rebalance as in the past. The opportunities to develop sales of RTL in Asia outside of China will likely be low in the near future and the conditions to successfully operate the Philippine facility will not be present over the next few years.  Based on these facts, we decided to postpone the launch of the Philippine operation and to redirect the immediate investment to China, where the demand for RTL is driven by different market dynamics.”

The work done to date with the Philippine project will be brought to an orderly suspension in a way that facilitates eventual continuation.  As a result of suspending the Philippine RTL project, SWM will evaluate during early 2011 whether to recognize an impairment charge, in accordance with applicable accounting standards, for any portion of the approximate $22 to $35 million carrying value of final site construction and installation costs.  If the Philippine RTL project reinitiates, the total cost is not expected to materially exceed the original $117 million estimate.

About SWM

SWM is a diversified producer of premium specialty papers for the tobacco industry.  It also manufactures specialty papers for other applications.  SWM and its subsidiaries conduct business in over 90 countries and employ 2,800 people worldwide, with operations in the United States, France, Brazil, the Philippines, Indonesia, Canada, Poland and a joint venture in China.  For further information, please visit the company’s Web site at www.swmintl.com.

SOURCE SWM

Contact:
Scott Humphrey
+1-770-569-4229
Or
Pete Thompson
+1-770-569-4277
Both of SWM
Web Site:  http://www.swmintl.com